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Exhibit 5.4

[Saul Ewing Attorneys at Law Logo]

lawyers@saul.com
www.saul.com

August 30, 2004

Medical Device Manufacturing, Inc.
200 West 7th Avenue
Collegeville, PA 19426-0300

Hogan & Hartson L.L.P.
1200 Seventeenth Street, Suite 1500
Denver, CO 80202

  Re:
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We acted as local counsel to Medical Device Manufacturing, Inc., a Colorado corporation (the "Company"), and its subsidiaries UTI Corporation, ELX, Inc. and Cycam, Inc. (individually, a "Guarantor" and collectively, the "Guarantors"), each of which is a Pennsylvania corporation, in connection with the issuance and sale by the Company of $175,000,000.00 in aggregate principal amount of the Company's 10% Senior Subordinated Notes due 2012 (the "Original Notes"), and the related Guarantees of the Original Notes by the Guarantors, pursuant to the Purchase Agreement dated June 23, 2004, by and among the Company, the Guarantors, certain other subsidiaries of the Company and Credit Suisse First Boston LLC, as representative of the several purchasers.

        We understand that the Company is offering to exchange the Original Notes for a like amount of its Series B 10% Senior Subordinated Notes due 2012 (the "Exchange Notes"). The offer is the subject of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Exchange Notes are to be issued pursuant to the terms of the indenture dated as of June 30, 2004 among the Company, the Guarantors and certain other subsidiaries of the Company as guarantors, and U.S. Bank National Association, as trustee (the "Indenture"). Payment of the Exchange Notes is to be guaranteed by each of the Guarantors (the "Exchange Guarantees").

        For purposes of the opinions expressed in this letter, which are set forth in paragraphs (a) through (c) below, we have examined and relied upon copies of the following documents (the "Documents"):

        1.     the form of the Exchange Guarantee to be executed and delivered by each Guarantor;

        2.     the Articles of Incorporation of each Guarantor with amendments thereto, as certified by the Secretary of State of the Commonwealth of Pennsylvania on June 22, 2004, and certified by the Secretary of such Guarantor on August 30, 2004 as being complete, accurate and in effect as of that date;

        3.     the Bylaws of each Guarantor, certified by the Secretary of such Guarantor on August 30, 2004 as being complete, accurate and in effect as of that date;

        4.     certificates of good standing of each Guarantor issued by the Secretary of State of the Commonwealth of Pennsylvania dated August 24, 2004;

        5.     certain resolutions of the Board of Directors and sole shareholder of each Guarantor adopted by written consent, certified by the Secretary of each Guarantor on August 30, 2004 as being complete, accurate and in effect, relating to, among other things, authorization of the Registration Statement, the Exchange Guarantees and matters in connection therewith;

        6.     a certificate of the Secretary each Guarantor, dated August 30, as to the incumbency of the officers of each Guarantor; and

        7.     such other certificates and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

        Based on and subject to the foregoing, we are of the opinion that:

          (a)   Each Guarantor has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Pennsylvania, with power and authority (corporate and other) to own its properties and conduct its business.

          (b)   The execution, delivery and performance of the Indenture by each Guarantor has been duly authorized by all necessary corporate action of each Guarantor and has been duly executed and delivered by each Guarantor.

          (c)   The execution, delivery and performance of the Exchange Guarantee by each Guarantor has been duly authorized by all necessary corporate action of each Guarantor.

        Our representation of the Guarantors has been limited to the matters addressed in the opinions set forth above, and we express no opinion as to the enforceability of any document, nor do we express any opinion as to matters of federal or state securities law.

        We consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement. Nothing contained herein or in the Registration Statement should be construed to constitute us as "experts" within the meaning of the Act.

                      Very truly yours,

                      /s/ Saul Ewing LLP

                      SAUL EWING LLP

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  Exhibit 5.4